Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated December 21, 2009, relating to the financial statements and financial highlights which appear in the October 31, 2009 Annual Report to Shareholders of Transamerica Funds - Open Funds, Transamerica Funds - Class I Funds and Transamerica Funds - Fund of Funds, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Tampa, FL

September 27, 2010